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                                                                     EXHIBIT 4.6
                                                                    CONFIDENTIAL

OMAN TELECOMMUNICATIONS
      COMPANY (S.A.O.C)

                                     OMANTEL

         SULTANATE OF OMAN

                                   FAX MESSAGE

TO      :   VSNL                                         FAX : +91 22 22667578
            ATTN:  AJAY KUMAR

FROM    :   MANAGER MANAGEMENT ACCOUNTS                  FAX : +968 68592
                                                         TEL : +968 683 920

OUR REF :   OMANTEL/8/648 / 2003  DATE: 24.06.2003       TOTAL PAGE : 1
                                                           (INCLUDING THIS PAGE)

After Compliments,

         SUBJECT : SETTLEMENTS RATES VSNL - OMANTEL

We have received your Fax message Ref HQ/Oman/Sett/June/02062003 dated 2nd June 2003.

Omantel is in agreement to your proposal on settlement rates based on the volume restrictions as proposed for the months of May to July 2003 and a rate of [Text Redacted] for VSNL's outgoing traffic to Oman.

The method of accounting will be Direct with sender paying the transit fee and a 99% traffic recovery.

Best regards,

Sd/-
TARIQ ABDULHAMEED AL RAISI
MANAGER MANAGEMENT ACCOUNTS

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                                                                    CONFIDENTIAL

                                   [VSNL LOGO]

HQ/Oman/Sett/June/02062003                                        2nd June, 2003

                                   FAX MESSAGE

To
Mr. Tariq Al. Raisi                                           Fax No 968 684 592
Manager, Management Account
Oman Telecommunications Company (S.A.O.C)

SUB: SETTLEMENT RATES.

Sir,

         It was nice talking to you on Saturday. As explained VSNL has been dropping termination rates to India for the last 4 months keeping in pace with the reduction in the market. Now the settlement rates have become stable & as discussed we will continue the settlement rates of May`03 for June & July `03 which are as follows.

ORIGINATING IN OMAN TEL/ OMAN & TERMINATING VSNL IN INDIA

         -        Total Volume < [Text Redacted]        [Text Redacted]

         -        Total Volume > [Text Redacted]        [Text Redacted]

ORIGINATING IN VSNL/INDIA & TERMINATING IN OMAN TEL/OMAN

         -        VSNL/India to Oman Tel/ Oman          [Text Redacted]

Effective date 1st May, 2003.
Method of Accounting : direct method of accounting
Sender pays transit fee
Traffic Recovery = 99%

End of July we will once again review these rates. I thank you for your overwhelming efforts & support. Pls convey your acceptance to the above at the earliest.

                                                                     ACCEPTED
Regards,                                                           OMANTEL, OMAN

Sd/-
(AJAY KUMAR)

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                                                                    CONFIDENTIAL

Sr. Manager (Carrier Relations)
Videsh Sanchar Nigam Ltd.
TEL: 91-22-2266 7682
FAX: 91-22-2266 7578
MOB: 98 213 00 462
e-mail: ajay.kumar@vsnl.co.in

                          VIDESH SANCHAR NIGAM LIMITED
Regd. Office: Videsh Sanchar Bhavan, Mahatma Gandhi Road, Mumbai 400 001 (India)
                   Tel: 91-22-5657 8765, Fax: 91-22-2262 4027